Exhibit 10.15

Pixelplus and PTI cooperation agreement

Parties Establishing the Contract:

Pixelplus Co., Ltd	(Hereafter as Party A)
Pixelplus Technology Inc. (PTI)	(Hereafter as Party B)

Hereby Party A and Party B agree to the sales cooperation of CMOS image sensor and related products (hereafter as the product) and cooperation matters, the contract as below:

I. Cooperation products:	1. CMOS Image Sensor
2. Camera Module
3. SOC sensor IC for image field application
4. IC and related CMOS image sensor total solution business.

II.	Cooperation term: The valid term of this agreement is 3 years, start from the date of contract. If there is no objection after the contract expire, it will be extended by every year.

III.	Cooperation contents :

1.	Party A supply CMOS Image Sensor and IC market information and technical support in concerned applications to Party B.

2.	Party A agrees to authorize Party B to doing any business with the trademark of Party A.

3.	Party A agrees to supply the technical support to Party B for all kinds of design plans in integrative applications.

4.	Party A agrees to supply the more preferential payment term to Party B.

5.	Party A agrees to authorize Party B to be the sole agent in Taiwan.

The intelligent right of the product belongs to Party A, The intelligent right of cooperation product belongs to both sides. Any Party can not cooperate with the third side without the other Party’s agreement in written.

IV.	Deposit: Party B agree to pay the deposit US$200,000 to Party A for the right of sole agent in Taiwan and any support and following the rules. It should be returned without preconditions by Party A within 30 days after received document when Party B does not agent the product of Party A. The deposit can be used in other project if both sides have concerned formal agreement.

V.	Product sales: Party A authorize Party B to be the sole agent in Taiwan and agree it to carry all kinds of sales behavior for promoting Party A’s products independently. The sales expenses should be charged by Party B, if it needs to be promoted by both sides together, then the request side should supply the workable plan, it can be done after discussion and agreement in written.

Other areas except Taiwan will be divided by Party A and B after discussion.

VI.	Payment term : T/T 75 days Delivery date (average) that means to pay the money after 55 days by monthly that is on per 25th every month or L/C 75 days Shipping date.

VII.	Termination : If any Party violate this agreement the other side should remind to carry or correct it, the contract can be terminated or cancelled if it has not been corrected over the limited time, and the other side can require to compensate.

VIII.	Arbitration : If there is any dispute, both sides should discuss to solve it kindly. If it can not be solved by both sides, then it should be submitted to board of arbitration in Taipei to solve it according to the business arbitration rules. Arbitration judgment is the final for both sides.

IX.	Supplementary article : The agreement is explained depend on Taiwan law, The contract herein shall be made available in three duplicate copies with one copy each to remain in the possession of Party A and Party B for reference purposes.

Party A: Pixelplus Co., Ltd
Representative

/s/ Seo-Kyu Lee
Name:	(Seo-Kyu Lee)
Situation:	President.
Address:	Kyunggi Venture B/D 502, #1017 Ingae Dong Paldal-Ku Suwon city Kyunggi-do, 442-070 Korea

Party B: (Pixelplus Technology Inc.)
Representative

/s/ Yo Chi Huang
Name:	(Yo Chi Huang)
Situation:	President.
Address:

Sep. 20th 2004